UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Halozyme Therapeutics, Inc.

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTING FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
2009 SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
OPTION EXERCISES AND STOCK VESTED
2009 DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

April 1, 2010

Dear Fellow Stockholder:

This year’s annual meeting of stockholders will be held on Thursday, May 6, 2010, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Halozyme’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Jonathan E. Lim, M.D.

President and Chief Executive Officer

11388 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2010

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 6, 2010, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1. To elect three Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

James E. Cartoni

Secretary and Vice President, Legal

San Diego, California
April 1, 2010

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on May 6, 2010, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 2, 2010.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on April 1, 2010, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 91,868,694 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include the election of directors and adoptions of, and amendments to, stock plans.

Solicitation of Proxies.  We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors that consists of three Class I directors, three Class II directors and three Class III directors. One Class II director seat is currently vacant. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2010 annual meeting of stockholders we will be electing three Class III directors, while three Class I directors will be elected at the 2011 annual meeting of stockholders and three Class II directors will be elected at the 2012 annual meeting of stockholders. Once elected, directors serve until their respective successors are duly elected and qualified.

The Class III nominees recommended by the Board of Directors for election at the 2010 annual meeting are Robert L. Engler, Gregory I. Frost and Connie L. Matsui. Dr. Engler, Dr. Frost and Ms. Matsui are all current members of our Board of Directors and, if elected, they will serve as directors until our annual meeting of stockholders in 2013 and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no other reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the three nominees for Class III directors receiving the highest number of votes will be elected as the Class III directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” each of the nominees named above.

The following table sets forth biographical information for the three Class III nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

			Director
Name	Principal Occupation	Age	Since

Class III directors nominated for election at the 2010 annual meeting of stockholders:
Robert L. Engler, M.D.	Professor Emeritus, University of California, San Diego	65	2004
Gregory I. Frost, Ph.D	Vice President, Chief Scientific Officer, Halozyme Therapeutics, Inc.	38	1999
Connie L. Matsui	Independent Consultant	56	2006
Class I directors whose terms expire at the 2011 annual meeting of stockholders:
Kathryn E. Falberg	Senior Vice President and Chief Financial Officer, Jazz Pharmaceuticals, Inc.	49	2007
Kenneth J. Kelley	Managing Director, K2 Bioventures	51	2004
Jonathan E. Lim, M.D.	President and Chief Executive Officer, Halozyme Therapeutics, Inc.	38	2003
Class II directors whose terms expire at the 2012 annual meeting of stockholders:
Randal J. Kirk	Chief Executive Officer, Third Security, LLC	56	2007
John S. Patton, Ph.D.	President, Dance Pharmaceuticals	63	2000

Directors Nominated for Election at the 2010 Annual Meeting

Robert L. Engler, M.D.  Dr. Engler brings extensive medical and clinical experience to the Board. Dr. Engler spent his career as a Cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the Veterans Affairs Medical Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc., and Collateral Therapeutics, Inc. He also founded and served as President of the Veterans Medical Research Foundation. He is on the Board of Directors of Verdezyne (private) and Veteran’s Medical Research Foundations (non profit), and he also consults for the following companies: Forest Labs, Schering Plough, Phenomix, and Pericor Therapeutics. Dr. Engler graduated from Georgetown Medical School. Dr. Engler is the Chair of our Nominating and Governance Committee and he also serves on the Audit Committee.

Gregory I. Frost, Ph.D.  Dr. Frost possesses significant scientific expertise as well as an extensive knowledge of the biotechnology industry. Dr. Frost co-founded Halozyme in 1999 and currently serves as Vice President, Chief Scientific Officer. Dr. Frost has spent more than fifteen years conducting research on the extracellular matrix. Over his ten years at Halozyme, Dr. Frost has led the R&D efforts from discovery through FDA approval for a number of biotechnology products. Prior to Halozyme, he was a Scientist at the Sidney Kimmel Cancer Center (SKCC), where he focused much of his work studying tumor physiology and developing enzyme platform technologies. His research in the Department of Pathology at the University of California, San Francisco, led directly to the purification, cloning, and characterization of the human hyaluronidase gene family, and the discovery of several metabolic disorders. He has authored multiple scientific peer-reviewed and invited articles in the matrix biology field and is an inventor on several key patents. Dr. Frost is a member of the American Association for Cancer Research and the American Society of Clinical Oncology. Dr. Frost is registered to practice before the U.S. Patent and Trademark Office, and earned his B.A. in biochemistry and molecular biology from the University of California, Santa Cruz, and his Ph.D. in the Department of Pathology at the University of California, San Francisco.

Connie L. Matsui.  Ms. Matsui brings to our Board over 16 years of general management experience in the biotechnology industry. Prior to her retirement in January 2009, she was the Executive Vice President, Knowledge and Innovation Networks for Biogen Idec, Inc. She served in several positions since joining IDEC Pharmaceuticals in November 1992, including Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.

Directors Elected to Continue in Office Until the 2011 Annual Meeting

Kathryn E. Falberg.  Ms. Falberg contributes considerable healthcare industry knowledge, particularly in the areas of finance, accounting and operations. Ms. Falberg joined Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) in December 2009 as its Senior Vice President and Chief Financial Officer and Senior Vice President. Prior to joining Jazz Pharmaceuticals, Inc., Ms. Falberg was Chief Financial Officer and Chief Operating Officer at ARCA biopharma, Inc. from February 2009 to November 2009. From 2003 to 2008 Ms. Falberg was President of Canyon Capital & Consulting, a private investment and consulting firm. From October 2001 to June 2002 Ms. Falberg was a consultant to Inamed, a medical device company, and briefly served as its interim Chief Financial Officer. Ms. Falberg joined Amgen Inc., a global biotechnology company, in 1995 as Treasurer, and advanced through a series of positions of increasing responsibility, culminating in her appointment as Senior Vice President, Finance and Strategy, and Chief Financial Officer in 1998. Ms. Falberg left Amgen Inc. in July 2001. Ms. Falberg has served on the board of directors for companies in multiple industries and she currently serves on the board of QLT, Inc. (Nasdaq:QLTI) and ESS Technology, a privately held semiconductor company. Ms. Falberg also previously served on the boards of Fresh Del Monte Produce, Inc. (NYSE:FDP) from 2002 to 2006 and Human Genome Sciences, Inc. (Nasdaq:HGSI) from 2004 to 2005. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles. Ms. Falberg is the Chair of the Audit Committee and she also serves on the Nominating and Governance Committee and the Compensation Committee.

Kenneth J. Kelley.  Mr. Kelley brings over 25 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Mr. Kelley has been the managing director of K2 Bioventures, a biomedical startup consulting company, since July 2004. Mr. Kelley currently serves as the Chief Executive Officer and Chair of the Board of Directors of privately held PaxVax, Inc. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of twenty biotech and medical companies, fifteen of which became public companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University. Mr. Kelley is the Chair of the Board of Directors and he also serves on the Audit Committee and the Compensation Committee.

Jonathan E. Lim, M.D.  Dr. Lim contributes extensive strategic, management and operational expertise to the Board. Dr. Lim joined Halozyme in 2003 and has served as Halozyme’s President and Chief Executive Officer since that time. From 2001 to 2003, Dr. Lim was a management consultant at McKinsey & Company, where he specialized in the health care industry, serving a wide range of start-ups to Fortune 500 companies in the biopharmaceutical, medical products, and payor/provider segments. From 1999 to 2001, Dr. Lim was a recipient of a National Institutes of Health Postdoctoral Fellowship, during which time he conducted clinical outcomes research at Harvard Medical School. He has published articles in peer-reviewed medical journals such as the Annals of Surgery and the Journal of Refractive Surgery. Dr. Lim’s prior experience also includes two years of clinical training in general surgery at the New York Hospital-Cornell Medical Center and Memorial Sloan-Kettering Cancer Center; Founder and President of a health care technology start-up company; Founding Editor-in-Chief of the McGill Journal of Medicine; and basic science and clinical research at the Salk Institute for Biological Studies and Massachusetts Eye and Ear Infirmary. Dr. Lim is currently a California-licensed physician and is a volunteer surgeon in his spare time. He was a member of the strategic planning committee of the American Medical Association from 2002 to 2005. He earned a B.S., with honors, and an M.S. in Molecular Biology from Stanford University, an M.D. from McGill University, and an M.P.H. in Health Care Management from Harvard University.

Directors Elected to Continue in Office Until the 2012 Annual Meeting

Randal J. Kirk.  Mr. Kirk provides our Board with a wealth of strategic, operational and management experience. Mr. Kirk currently serves as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on Nasdaq prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on Nasdaq prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and was a member of the board of directors of Howe and Rusling, Inc., a registered investment advisory firm, from December 2001 to October 2006. Mr. Kirk currently serves in a number of additional capacities including as a member of the Board of Directors of Clinical Data, Inc. (Nasdaq: CLDA) since 2002 and Chairman of the Board since 2004; member of the Board of Directors of Halozyme Therapeutics, Inc. (Nasdaq: HALO) since May 2007; as Chairman of the Board of Directors of Intrexon Corporation since February 2008 and Chief Executive Officer since April 2009; and as Chairman of the Board of Directors of Cyntellect, Inc. since September 2008. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and has served on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He has served on the Board of Visitors of the University of Virginia and Affiliated Schools since July 2009, on the Virginia Advisory Council on Revenue Estimates since July 2006, and as a member of the Board of Directors of the Virginia University Research Partnership since July 2007. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.

John S. Patton, Ph.D.  Dr. Patton brings to our Board extensive scientific and operational experience in the biotechnology industry. Dr. Patton is currently the President and Chief Executive Officer of Dance Pharmaceuticals as well as the Executive Chairman of Pleiades Cardio-Therapeutics, Inc. Dr. Patton co-founded Nektar Therapeutics (Nasdaq-NKTR) (formerly Inhale Therapeutic Systems) and he served as Chief Scientific Officer from November 2001, and as a director from 1990, through 2008. He is an expert in the delivery of peptides and proteins. Before co-founding Nektar Therapeutics, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California, San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden. Dr. Patton chairs our Scientific and Clinical Advisory Board.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors (or “Board”) has determined that, other than Dr. Lim, Dr. Frost and Ms. Matsui, each of the members of the Board of Directors is an independent director for purposes of the listing requirements of the Nasdaq Marketplace Rules. Drs. Lim and Frost are employees of Halozyme and Ms. Matsui has an indirect financial interest in an entity that leases office and research facilities to Halozyme.

Board Leadership

In December 2005, the Board decided to separate the Chief Executive Officer and Board Chair positions. The Board’s objectives in separating these positions were to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Mr. Kelley has served as the non-management Chair of the Board since December 2005.

Executive Sessions

Our independent directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Kelley, as Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.

Board Meetings and Committees

The Board of Directors held eight meetings during the fiscal year ended December 31, 2009. The Board of Directors has three committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee.

The members of the Audit Committee are Kathryn E. Falberg (Chair), Robert L. Engler and Kenneth J. Kelley. All members of the Audit Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. Ms. Falberg is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The Audit Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the function of the Audit Committee includes retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held six meetings during the fiscal year ended December 31, 2009.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee.

The members of the Compensation Committee are Randal J. Kirk (Chair), Kathryn E. Falberg and Kenneth J. Kelley. All members of the Compensation Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The Compensation Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee: reviews and makes recommendations to the full Board of

Directors for the salary and bonus earned by the Chief Executive Officer and other executive officers; approves stock option grants to executive officers and other employees; approves employment and severance agreements; and reviews the compensation of outside directors for service on the Board of Directors and its committees and recommends changes in compensation for outside directors. The Compensation Committee held six meetings during the fiscal year ended December 31, 2009.

Nominating and Governance Committee.

The members of the Nominating and Governance Committee are Robert L. Engler (Chair), Kathryn E. Falberg and Randal J. Kirk. All members of the Nominating and Governance Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The Nominating and Governance Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary responsibilities of the Nominating and Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Governance Committee held five meetings during the fiscal year ended December 31, 2009.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Governance Committee believes that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Nominating and Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board.

While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and takes age, gender and ethnic background into account when considering director nominees. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

Pursuant to the terms of its charter, the Nominating and Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials will be forwarded to the Nominating and Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. The Nominating and Governance Committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted. In addition to the process discussed above regarding the consideration of the Nominating and Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Risk Management

Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the company, plans for addressing these risks and the company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.

Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that the leadership structure of our Board supports this approach.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to the “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. Communications received in writing are distributed to the Chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Alternatively, any stockholder who desires to directly contact an independent member of our Board of Directors may contact the Chair of our Board of Directors, Kenneth J. Kelley, electronically by sending an email to the following address: kkelley@halozyme.com.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Directors Engler, Falberg, Frost, Kelley, Lim and Matsui attended our annual meeting of stockholders in 2009.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. A copy of our Code of Conduct and Ethics is currently available on our website at: www.halozyme.com.

www.halozyme.com

Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2010. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2009 and 2008 by Ernst & Young LLP:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$438,910	$379,807
Audit-Related Fees(2)	—	—
Tax Fees(3)	$69,813	$70,000
All Other Fees(4)	$1,995	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent accountant in connection with statutory and regulatory filings or engagements. In addition to the Audit Fees for fiscal 2008 set forth above, we also made $26,500 of payments to our prior independent registered public accounting firm, Cacciamatta Accountancy Corporation in connection with obtaining their consents contained in various filings made during 2008.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Halozyme’s financial reporting process on behalf of the Board of Directors. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Audit Committee has also discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of the Ernst & Young LLP audit, the results of its examinations, its evaluations of Halozyme’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Halozyme’s audited consolidated financial statements be included in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Kathryn E. Falberg (Chair)
Robert L. Engler
Kenneth J. Kelley

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of Compensation Program

The primary goals of our Compensation Committee with respect to the compensation of our executive officers are: (i) to attract and retain talented and dedicated executives; (ii) to tie annual cash incentives to the creation of stockholder value; and (iii) to link long-term stock incentives to the achievement of individual performance criteria that we believe will lead to stockholder value creation. To achieve these goals, the Compensation Committee establishes an annual cash incentive pool for senior executives, the size of which is determined by the year over year increase in our adjusted market capitalization. The Compensation Committee also reviews the performance of individual executive officers against previously established individual performance criteria in connection with determining annual equity awards and salaries. Based upon data acquired through multiple sources, the Compensation Committee believes that the base salaries for our executive officers are comparable with executives in other companies of similar size and stage of development operating in our industry. When reviewing executive compensation policies, the Compensation Committee reviews executive compensation data generated by an independent third party as well as compensation data obtained from other sources. The Compensation Committee seeks to establish an equity compensation structure that yields initial equity grants in the 75th percentile and annual refresher grants in the 50th percentile of similar companies.

Elements of Compensation

We have a relatively simple compensation structure that is comprised of: (i) base salary; (ii) annual cash and equity incentive awards; (iii) stock options; and (iv) company contributions pursuant to our 401(k) plan.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our executive officers near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the company’s financial position. Annual salaries for 2009 are reflected below in the table entitled “2009 Summary Compensation Table.” Annual salaries for 2010 were established by the Compensation Committee in February of 2010 and the annual base salaries for certain executive officers named in the 2010 Summary Compensation Table were set at the following levels:

Name	2010 Annual Base Salary

Jonathan E. Lim	$415,000
Gregory I. Frost	$395,000
Kurt A. Gustafson	$310,000
Jonathan A. Leff	$398,000
Robert Little	$344,000

2009 Senior Executive Incentive Plan (Cash Component)

The 2009 Senior Executive Incentive Plan, which we established to govern the cash and equity-based bonus awards to senior executive officers for 2009, based the size of a potential cash award pool upon the appreciation of Halozyme common stock (and the corresponding increase to Halozyme’s market capitalization) in 2009. The aggregate amount of the cash bonus pool was to be an escalating percentage of the overall increase to Halozyme’s market capitalization (as measured by comparing the average closing price of Halozyme common stock over the last ten trading days of 2008 (the “2008 Stock Price”) against the average closing price for the last ten trading days of 2009 (the “2009 Stock Price”)). In addition, any increase in market capitalization during this period would be further adjusted to remove the impact of any shares issued during the course of 2009. The applicable percentage represented one-one hundredth of the year-over-year increase to the adjusted market capitalization with a maximum applicable percentage of 2% (based on increases to market capitalization of 200% or greater). Last, in the event that the 2009 Stock Price was less than $6.85 per share, any cash pool resulting from the formula described above would be reduced by 50%.

The 2008 Stock Price was approximately $5.28 and the 2009 Stock Price was approximately $6.07 (a 15% increase for the year). Because there were approximately 81.6 million shares of common stock outstanding at the beginning of 2009, this resulted in an adjusted increase to Halozyme’s market capitalization of approximately $64.5 million. This adjusted increase to market capitalization was then multiplied by one-one hundredth of the year-over-year percentage increase (approximately 0.0015) to produce a cash pool of approximately $97,000. Because the 2009 Stock Price was less than $6.85 per share, the cash pool was reduced by 50% resulting in a final cash pool equal to $48,321.

Once the size of the cash pool was established, our Chief Executive Officer then made a recommendation to the Compensation Committee on the allocation of the pool among the senior executive officers eligible to participate in the pool, with the allocation being based on the individual’s achievement during 2009 of previously established personal goals. Our Board of Directors retained the flexibility of approving an aggregate cash award pool that was higher or lower than the aggregate amount determined pursuant to the calculation described in the paragraph above. Our Compensation Committee recommended that aggregate cash awards equal an amount nearly identical to the amount determined pursuant to the calculation described in the paragraph above, and the Board of Directors accepted that recommendation resulting in cash awards for senior executive officers eligible to participate in the pool.

2009 Senior Executive Incentive Plan (Equity Component)

Maximum equity awards were also established for each senior executive officer (amounts for selected members of senior management are set forth below in the table entitled “2009 Grants of Plan-Based Awards”) and the actual amounts awarded to each senior executive officer were based upon the accomplishment of individual performance criteria during 2009, with the equity award for the Chief Executive Officer being based upon the accomplishment of corporate performance criteria during 2009. The performance criteria applicable to the senior executive officers vary from position to position, but these criteria typically contain operational, strategic and developmental elements. The company performance criteria for 2009 which were used in determining the equity award for the Chief Executive Officer contained operational, clinical and financial elements that resulted from a collaborative process between the Chief Executive Officer and members of senior management. Specific criteria included: (i) business and development goals relating to our existing corporate partners; (ii) clinical and strategic goals relating to products and product candidates; (iii) production goals relating to the supply of product for clinical and commercial programs; (iv) business and development goals applicable to new transactions; and (v) annual revenue, cash burn and end of year cash balance targets. The Compensation Committee determined that approximately 80% of the company goals were met in 2009. To be eligible for an equity award, a member of senior management had to meet at least 75% of that person’s performance criteria.

Stock Options

Our 2008 Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants, and our Compensation Committee is the administrator of this stock plan. Stock option grants are made in connection with the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves initial stock option awards for executive officers based upon a review of competitive compensation data. In appropriate circumstances, the Compensation Committee considers the recommendations of our Chief Executive Officer when determining the amount of an initial option grant or the amount of an annual incentive option grant for executive officers. While we awarded stock options to our executive officers pursuant to our 2009 Senior Executive Incentive Plan, those awards were not made until the first quarter of 2010. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

2010 Senior Executive Incentive Plan (Cash Component)

The 2010 Senior Executive Incentive Plan establishes a cash award pool for certain senior executive officers. The amount of this pool will be determined by the amount that Halozyme’s stock appreciates during the course of 2010. If Halozyme’s stock does not appreciate during 2010, there will be no cash award pool for these senior executive officers pursuant to the calculation described below. Halozyme’s trading average for the last ten trading days of 2009 was approximately $6.07 and, if Halozyme’s stock appreciates from this amount during 2010 (as measured by the average closing price of Halozyme’s stock over the final ten trading days of 2010), then the size of the cash pool will equal a percentage of the overall increase to market capitalization (as adjusted to remove the impact of any shares issued during the course of 2010). The applicable percentage will not be a flat percentage, but will instead represent one one-hundredth of the year-over-year increase to the adjusted market capitalization with a maximum applicable percentage of 2% (based on increases to market capitalization of 200% or greater). In addition, if the average closing price of Halozyme’s stock over the final ten trading days of 2010 is less than $6.85, then the cash award pool dictated by the previously described formula will be reduced by 50% ($6.85 represents the starting measurement point for Halozyme common stock under the 2008 version of the senior officer incentive program, a year in which Halozyme stock declined, and the Compensation Committee does not believe it is appropriate for management to receive full credit for an increase in stock price that does not return to this level). For example, in the event of a 10% increase in adjusted market capitalization (which would equal an average closing price of $6.68 per share over the last ten days of 2010) the formula described above results in a cash award pool of approximately $55,660, but due to the 50% reduction feature the actual pool available for senior executive cash awards will be reduced to approximately $27,830. Increases in market capitalization greater than approximately 12.7% will not be subject to the 50% reduction feature described above. A 25% increase in adjusted market capitalization (which would equal an average closing price of $7.59 per share over the last ten days of 2010) will result in a cash award pool of approximately $347,875, while a 50% increase in adjusted market capitalization (which would equal an average closing price of $9.11 per share over the last ten days of 2010) will result in a cash award pool of approximately $1,391,500.

Once the size of the cash pool is established, Halozyme’s Chief Executive Officer will make a recommendation to the Compensation Committee on the allocation of the pool among eligible senior executive officers and the Compensation Committee will have the flexibility of recommending an aggregate amount of cash awards for final approval by the full Board of Directors that is higher or lower than the aggregate amount determined pursuant to the calculation described above. In 2008 and 2009, the actual size of the cash award pool equaled the amount indicated by the formula described above, but the factors that may be considered by the Compensation Committee in making a recommendation of either a higher or lower aggregate amount to the Board of Directors include: (i) Halozyme’s stock performance compared to various stock indexes; (ii) the number and significance of Halozyme’s accomplishments during the year; (iii) events that are outside of Halozyme’s control that materially impact Halozyme’s valuation; and (iv) Halozyme’s strategic positioning at the conclusion of the year.

The Compensation Committee is aware that an annual cash incentive plan tied exclusively to stock appreciation presents certain inherent risks. Stock appreciation/depreciation does not necessarily correlate with management performance at any point in time so the amount of the award pool could, depending on the circumstances, unjustly reward a management team that failed to perform in one or more key respects. Conversely, the cash award formula will not reward significant corporate achievements or superior relative stock performance in the absence of actual stock appreciation, thus acting as a potential disincentive for management. In addition, this annual cash incentive plan could motivate management to pursue short-term strategies that maximize the cash award pool at the expense of building prospects for long-term corporate growth. The Compensation Committee believes, however, that these risks can all be mitigated through the strategic and operational oversight provided by the Board of Directors as well as the discretionary element of the incentive plan that allows the Compensation Committee to recommend an aggregate cash amount that is different than the amount indicated by the calculation described above. The Compensation Committee believes that the cash component of the incentive plan directly aligns the interests of management with the interest of shareholders who are looking for tangible increases in corporate valuation.

2010 Senior Executive Incentive Plan (Equity Component)

The Compensation Committee has established maximum equity awards for certain senior executive officers and the actual amounts to be awarded to these senior executive officers will be based upon the accomplishment of individual performance criteria during 2010, with the equity award for the Chief Executive Officer being based upon the accomplishment of corporate performance criteria during 2010. The performance criteria applicable to the senior executive officers vary from position to position, but these criteria typically contain operational, strategic and developmental elements. The company performance criteria for 2010 reflect operational, clinical and financial priorities that result from a collaborative process between the Chief Executive Officer, members of senior management and the Board of Directors. These priorities are expected to evolve throughout the course of the year in response to internal and external developments (i.e., priorities may be added or deleted and the relative position of priorities will also change depending on factors both within and outside of Halozyme’s control) but initial priorities include: (i) business and development goals applicable to new transactions; (ii) annual revenue, cash burn and end of year cash balance targets; (iii) business and development goals relating to our existing corporate partners; (iv) goals relating to the supply of product for clinical and commercial programs; and (v) clinical and strategic goals relating to products and product candidates. The Compensation Committee determined that approximately 80% of the company goals were met in both 2008 and 2009 and we anticipate the goals for 2010 will be similar in difficulty to the goals established in prior years. To be eligible for an equity award, a member of senior management must meet at least 70% of that person’s performance criteria.

10b5-1 Trading Plans

In March of 2007 our Board of Directors adopted a policy that provides for the use of pre-arranged trading plans by persons subject to the company’s insider trading policy. All such pre-arranged trading plans must (i) comply with certain specified guidelines, including volume limitations, (ii) be approved by a committee consisting of independent directors and the company’s Chief Financial Officer and (iii) comply with Rule 10b5-1 established by the Securities and Exchange Commission. We believe that pre-arranged trading provides insiders with an opportunity to diversify their holdings in a measured process that also complies with the insider trading rules promulgated by the Securities and Exchange Commission. Certain of our officers and directors may establish pre-arranged trading plans in the future.

Potential Components of Compensation

In addition to granting incentive and nonstatutory stock options, our 2008 Stock Plan provides for the granting of restricted stock, restricted stock units, stock appreciation rights, performance units and shares and other stock-based awards. The Compensation Committee may utilize some or all of these types of awards for executive officers if it believes that such awards are necessary to further the goals of the compensation program.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE

Randal J. Kirk (Chair)
Kathryn E. Falberg
Kenneth J. Kelley

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of Halozyme Therapeutics, Inc. During fiscal 2009, no member of the Compensation Committee had any relationship with Halozyme Therapeutics, Inc. requiring disclosure under Item 404 of Regulation S-K. During fiscal 2009, none of Halozyme’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Halozyme’s Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007 by our principal executive officer, each individual who acted as our principal financial officer, and our three other most highly compensated executive officers during the fiscal year ended December 31, 2009.

2009 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Option		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	Awards ($)(2)		($)(1)	($)(3)		($)

Jonathan E. Lim	2009	395,000	—	422,268		12,063	7,717		837,048
President and Chief	2008	375,000	—	164,455		—	468		539,923
Executive Officer	2007	356,250	—	182,965		50,000	407		589,622
Gregory I. Frost	2009	375,000	—	281,512		8,589	7,701		672,802
Vice President and	2008	323,000	—	164,455		—	393		487,848
Chief Scientific Officer	2007	261,467	—	72,668		67,600	290		402,025
David A. Ramsay(4)	2009	270,000	—	105,567		54,000	7,746		437,313
Vice President —	2008	260,000	—	94,726		—	302		355,028
Corporate Development	2007	231,317	—	59,797		54,600	247		345,961
Kurt A. Gustafson(5)	2009	225,000	—	681,920	(6)	4,918	148,573	(7)	1,060,411
Vice President and Chief Financial Officer
Jonathan A. Leff(8)	2009	177,500	25,000 (9)	877,780	(6)	4,014	4,963	(10)	1,089,257
Vice President and Chief Medical Officer
Robert L. Little	2009	334,000	—	70,378		5,355	2,249		411,982
Vice President and	2008	322,000	—	94,726		—	392		417,118
Chief Commercial Officer	2007	307,400	—	50,178		76,100	351		434,029

(1)	Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses in addition to the amount (if any) earned under an annual incentive plan.

(2)	This column represents the grant date fair value of stock options granted to the named executive officers in the 2009, 2008 and 2007 fiscal years, in accordance with the authoritative guidance for stock compensation. To see the exact share amounts and the value of awards made to named executive officers in fiscal 2009, see the 2009 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 8 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 12, 2010, incorporated by reference in this proxy statement. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on stock price fluctuations and the named executive officer’s continued employment.

Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2009 table.

(3)	The amounts set forth in the All Other Compensation column for the named executive officers consist of Company payments for group term life insurance and, commencing in 2009, Company contributions to the Halozyme Therapeutics, Inc. 401(k) Plan.

(4)	Mr. Ramsay served as Halozyme’s principal financial officer from January 1, 2009 through May 15, 2009.

(5)	Mr. Gustafson joined Halozyme on April 1, 2009 and began serving as Halozyme’s principal financial officer on May 15, 2009.

(6)	Because this employee joined Halozyme in 2009, the amount in this column reflects the grant date fair value of the employee’s new-hire option grant. This new-hire grant represents an amount of options that will vest over four years following the date of grant and, despite the significant amount reflected in the column, this option grant will only become valuable to the extent that: (i) the employee remains employed by Halozyme long enough for some/all of the option grant to vest; (ii) Halozyme’s stock price increases following the date of the option grant; and (iii) the employee decides to exercise vested options by paying the applicable per share exercise for such shares (the exercise price equals the price of Halozyme common stock on the date of the option grant).

(7)	Includes the reimbursement of $80,406 in relocation expenses as well as a $64,941 tax gross-up payment.

(8)	Dr. Leff joined Halozyme on July 20, 2009.

(9)	Represents Dr. Leff’s sign-on bonus.

(10)	Includes the reimbursement of $1,009 in relocation expenses as well as a $815 tax gross-up payment.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended December 31, 2009 to our named executive officers:

2009 GRANTS OF PLAN-BASED AWARDS

							All Other
							Option
							Awards:
		Estimated Future Payouts		Estimated Future Payouts			Number of
		Under Non-Equity Incentive		Under Equity Incentive			Securities	Exercise or	Grant Date Fair
		Plan Awards(1)		Plan Awards(1)			Underlying	Base Price of	Value of Stock
	Grant	Threshold	Maximum	Threshold	Maximum		Options	Option Awards	and Option
Name	Date	($)	($)(2)	(#)	(#)(3)		(#)	($/Sh)	Awards ($)

Jonathan E Lim	2/5/2009	n/a	n/a	112,500	150,000	(4)	—	—	—
	2/5/2009	—	—	—	—		120,000	6.10	422,268
Gregory I Frost	2/5/2009	n/a	n/a	60,000	80,000	(5)	—	—	—
	2/5/2009	—	—	—	—		80,000	6.10	281,512
David A. Ramsay	2/5/2009	n/a	n/a	30,000	40,000		—	—	—
	2/5/2009	—	—	—	—		30,000	6.10	105,567
Kurt A. Gustafson	2/5/2009	n/a	n/a	30,000	40,000	(6)	—	—	—
	4/1/2009	—	—	—	—		200,000	5.94	681,920
Jonathan A. Leff	2/5/2009	n/a	n/a	—	—		—	—	—
	8/6/2009	—	—	—	—		200,000	7.48	877,780
Robert L. Little	2/5/2009	n/a	n/a	30,000	40,000	(7)	—	—	—
	2/5/2009	—	—	—	—		20,000	6.10	70,378

(1)	On February 5, 2009, our Board of Directors approved a performance-based incentive plan initially applicable to the following individuals named above: Jonathan E. Lim, Gregory I. Frost, David A. Ramsay and Robert L. Little. Kurt A. Gustafson became eligible to participate in this plan after joining Halozyme in April 2009 and David A. Ramsay became ineligible to participate in this plan following his transition from the role of Chief

Financial Officer in May 2009. Per Halozyme compensation policies, Jonathan A. Leff was not eligible to participate in the equity component of the 2009 performance-based incentive plan due to his August 2009 start date, but he will be eligible to participate in the 2010 incentive plan. This incentive plan provided for cash and equity awards based upon the accomplishment of specified company and individual performance criteria in 2009. For a description of the elements of the incentive plan, please see “Compensation Discussion and Analysis — 2009 Senior Executive Incentive Plan (Cash Component)” and “Compensation Discussion and Analysis — 2009 Senior Executive Incentive Plan (Equity Component).” The actual amount of cash paid to each named executive officer pursuant to the incentive plan established for 2009 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)	Because a cash pool was to be established under the 2009 incentive plan based on the appreciation of Halozyme’s common stock throughout the year and because that cash pool was to be allocated at the discretion of our Chief Executive Officer, subject to the approval of our Board of Directors, it is impossible to determine threshold and maximum cash awards for our senior executive officers.

(3)	Maximum equity awards for each executive officer under the 2009 incentive plan were derived from data relating to the equity awards granted by comparable companies.

(4)	An option to purchase 120,000 shares of common stock was granted to this executive officer on February 4, 2010 pursuant to the performance-based incentive plan established for 2009. One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of this option is $5.55 per share.

(5)	An option to purchase 80,000 shares of common stock was granted to this executive officer on February 4, 2010 pursuant to the performance-based incentive plan established for 2009. One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of this option is $5.55 per share.

(6)	An option to purchase 26,600 shares of common stock was granted to this executive officer on February 4, 2010 pursuant to the performance-based incentive plan established for 2009 (this equity award was prorated to reflect the fact that Mr. Gustafson did not provide a full year of service to Halozyme). One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of this option is $5.55 per share.

(7)	An option to purchase 28,000 shares of common stock was granted to this executive officer on February 4, 2010 pursuant to the performance-based incentive plan established for 2008. One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of this option is $5.55 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#) (1)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Jonathan E. Lim	1,076,029	—	0.39	11/11/13
	559,949	—	0.39	11/11/13
	250,000	—	2.05	10/13/14
	53,422	—	2.02	12/8/14
	37,402	2,201 (2)	7.51	2/5/17
	22,916	27,084	5.60	2/6/18
	—	120,000	6.10	2/5/19
Gregory I. Frost	60,000	—	2.05	10/13/14
	51,751	—	2.02	12/8/14
	14,855	874 (2)	7.51	2/5/17
	22,916	27,084	5.60	2/6/18
	—	80,000	6.10	2/5/19
David A. Ramsay	354,950	—	0.39	11/11/13
	50,000	—	2.05	10/13/14
	46,745	—	2.02	12/8/14
	12,224	719 (2)	7.51	2/5/17
	13,200	15,600	5.60	2/6/18
	—	30,000	6.10	2/5/19
Kurt A. Gustafson	—	200,000	5.94	4/1/19
Jonathan A. Leff	—	200,000	7.48	8/6/19
Robert L. Little	170,833	29,167	2.33	7/27/16
	10,257	604 (2)	7.51	2/5/17
	13,200	15,600	5.60	2/6/18
	—	20,000	6.10	2/5/19

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	The option vests at the rate of 1/3 of the underlying shares on February 5, 2008, and 1/36 of the underlying shares each month thereafter.

Option Exercises and Stock Vested During Last Fiscal Year

No named executive officer has a restricted stock grant, restricted stock unit or other similar instrument. The following table sets forth certain information with respect to the exercise of stock options by our named executive officers during the fiscal year ended December 31, 2009:

OPTION EXERCISES AND STOCK VESTED

Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)

Jonathan E. Lim	—	—
Gregory I. Frost	—	—
David A. Ramsay	—	—
Kurt A. Gustafson	—	—
Jonathan A. Leff	—	—
Robert L. Little	—	—

Potential Payments Upon Termination or Change in Control

Severance Policy

On February 6, 2008 the Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the particular amount of cash severance for an employee terminated by the company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the Chief Executive Officer will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for other officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for non-officer Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors retains the right to amend, alter or terminate the severance policy at any time. Assuming: (i) each of the named executive officers was terminated without cause on December 31, 2009; and (ii) each named executive officer executed a release of claims in a form satisfactory to the company, the named executive officers would have received the following amounts pursuant to the severance policy:

	Lump Sum	Duration of Health
Name	Severance Payment	Coverage Continuation(1)

Jonathan E. Lim	$395,000	One year
Gregory I. Frost	$187,500	Six months
David A. Ramsay	$135,000	Six months
Kurt A. Gustafson	$150,000	Six months
Jonathan A. Leff	$195,000	Six months
Robert L. Little	$167,000	Six months

(1)	The per month cost for continued health care coverage will vary for each employee based upon the individual coverage circumstances for each such employee.

Change in Control

Options granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan, and to certain officers under our 2008 Stock Plan, provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. In addition, in April 2008 our Board of Directors adopted a Change in Control Policy applicable to certain executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive’s then-current base salary (twice the salary of the Company’s Chief Executive Officer and one and a half times the salary of the other senior executives subject to the policy). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the Chief Executive Officer and twelve months for all other senior executives subject to the policy. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. We have entered into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer.

Assuming a change in control took place on December 31, 2009 and each of the named executive officers was terminated without cause immediately following the change in control, the foregoing individuals would have received the following amounts as a result of such terminations.

	Potential Payments
	Following a Change in	Potential Payments Following a	Total Potential Payments
Name	Control(1)	Change in Control(2)	Following a Change in Control

Jonathan E. Lim	$—	$790,000	$790,000
Gregory I. Frost	$—	$562,500	$562,500
David A. Ramsay	$—	$405,000	$405,000
Kurt A. Gustafson	$—	$450,000	$450,000
Jonathan A. Leff	$—	$585,000	$585,000
Robert L. Little	$—	$501,000	$501,000

(1)	Amounts shown in this column reflect the value of unvested options that would have accelerated if the named executive officer was terminated on December 31, 2009 in connection with a change in control based upon the difference between the closing price ($5.87) of our common stock on that date and the exercise price of the respective options. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

(2)	Amounts shown in this column reflect the value of cash payments to be made to the senior executive officer in connection with the change in control agreement currently in place with such officer. These change in control agreements also provide for the continued payment of healthcare coverage post-termination, but the exact amount of such payments will vary for each employee based upon the individual coverage circumstances for each such employee, and an estimate of such payment amounts is not included in this column.

Compensation of Directors

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2009 by each individual who served as a director at any time during the fiscal year:

2009 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)	($)(1)	Total ($)

Kenneth J. Kelley	85,000	116,180	201,180
Robert L. Engler(2)	49,766	116,180	165,946
Kathryn E. Falberg(3)	91,511	116,180	207,691
Randal J. Kirk(4)	51,511	116,180	167,691
Connie L. Matsui	30,000	116,180	146,180
John S. Patton	30,000	116,180	146,180
Steven T. Thornton(5)	24,375	—	24,375

(1)	Represents the grant date fair value of restricted stock awards granted in the 2009 fiscal year in accordance with the authoritative guidance for stock compensation.

(2)	Dr. Engler’s cash fees include a pro rata payment for a partial year’s service on the Audit Committee.

(3)	Ms. Falberg’s cash fees include a pro rata payment for a partial year’s service on the Compensation Committee as well as a one-time payment of $20,000 in recognition of extraordinary services performed on behalf of the Audit Committee.

(4)	Mr. Kirk’s cash fees include a pro rata payment for a partial year’s service as Chair of the Compensation Committee.

(5)	Mr. Thornton’s cash fees include a pro rata payment for a partial year’s service on the Audit Committee and Compensation Committee.

Under the 2008 Outside Directors’ Plan, an outside director receives an initial restricted stock grant of 20,000 shares of common stock upon joining the Board. This initial restricted stock grant will vest upon the later of: (a) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant. Outside directors also automatically receive annual restricted stock grants of 20,000 shares of common stock immediately following future annual meetings of stockholders. This annual restricted stock grant will vest on the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant.

Outside directors receive an annual retainer of $30,000 for service on the Board as well as an annual retainer for service on any committee of the Board. Outside directors serving on the Board’s Audit Committee will receive an annual retainer of $15,000, provided that the Chair of that committee will receive an annual retainer of $30,000. Outside directors serving on the Board’s Compensation Committee will receive an annual retainer of $10,000, provided that the Chair of that committee will receive an annual retainer of $20,000. Outside directors serving on the Board’s Nominating and Governance Committee will receive an annual retainer of $5,000, provided that the Chair of that committee will receive an annual retainer of $10,000. Lastly, an outside director serving as the Chair of the Board of Directors will receive an annual retainer of $30,000.

Halozyme directors who are also employees of Halozyme do not receive any compensation for their services as members of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 1, 2010, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Randal J. Kirk(4)	15,347,869	16.7
The Governor Tyler, 1881 Grove Avenue Radford, Virginia 24141
Gregory I. Frost(5)	3,708,761	4.0
Jonathan E. Lim(6)	2,721,084	2.9
David A. Ramsay(7)	761,398	*
Kurt A. Gustafson(8)	50,000	*
Jonathan A. Leff	—	*
Robert L. Little(9)	231,960	*
John S. Patton(10)	255,000	*
Kenneth J. Kelley(11)	70,000	*
Robert L. Engler(12)	340,000	*
Connie L. Matsui(13)	95,000	*
Kathryn E. Falberg(14)	70,000	*
Directors and executive officers as a group (13 persons)(15)	23,813,337	25.0

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 91,712,381 shares of common stock outstanding as of March 1, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2010, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on the Form 4 filed by Randal J. Kirk with the SEC on May 8, 2009. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 522,460 shares held by RJK, L.L.C.; 1,436,186 shares held by Kirkfield, L.L.C.; 135,000 shares held by Third Security Staff 2001, LLC; 2,189,050 shares held by Randal J. Kirk (2000) Limited Partnership; 1,326,320 shares held by New River Management IV, L.P., and 6,328,853 shares held by New River Management V, L.P. Also includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(5)	Includes 177,895 shares subject to options that may be exercised within 60 days after March 1, 2010.

(6)	Includes 2,011,084 shares subject to options that may be exercised within 60 days after March 1, 2010.

(7)	Includes 488,988 shares subject to options that may be exercised within 60 days after March 1, 2010.

(8)	Includes 50,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(9)	Includes 218,960 shares subject to options that may be exercised within 60 days after March 1, 2010.

(10)	Includes 205,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(11)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(12)	Includes 255,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(13)	Includes 30,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(14)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 1, 2010.

(15)	Includes 3,659,192 shares subject to options that may be exercised within 60 days after March 1, 2010 beneficially owned by all executive officers and directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2011 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 2, 2010. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 2, 2010.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2010 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

James E. Cartoni

Secretary and Vice President, Legal

April 1, 2010

HALOZYME THERAPEUTICS, INC.
▼ DETACH PROXY CARD HERE ▼

▶
HALOZYME THERAPEUTICS, INC.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS:
1.	To elect Robert L. Engler, Gregory I. Frost and Connie L. Matsui as Class III Directors, to hold office until the 2013 Annual Meeting of Stockholders.
☐  FOR ALL      ☐  WITHHOLD ALL      ☐  EXCEPTIONS
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line(s) below the “Exceptions” box.)

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
☐  FOR                          ☐  AGAINST                          ☐  ABSTAIN

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Date:

Stockholder Signature

Date:

Joint Holder Signature (if applicable)

▼

▼  DETACH PROXY CARD HERE  ▼
◀

▼
HALOZYME THERAPEUTICS, INC.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2010
     The undersigned hereby appoints Jonathan E. Lim and James E. Cartoni, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Thursday, May 6, 2010, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
     YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.
(Continued and to be signed on reverse side.)